Exhibit 10.96

SOLUNA HOLDINGS, INC.

Third Amended and Restated 2021 Stock Incentive Plan

2023 Stock Incentive Plan

Master Restricted Stock Agreement

Soluna Holdings, Inc. (the “Company”) and the Recipient named below each hereby into this Master Restricted Stock Agreement on the execution date specified in the table below (including the Terms and Conditions attached hereto, the “Agreement”). The Company grants to the Recipient the shares of Restricted Stock specified herein on the dates specified herein pursuant to the Soluna Holdings, Inc. Third Amended and Restated 2021 Stock Incentive Plan, as amended and in effect from time to time (the “2021 Plan”) and/or the Soluna Holdings, Inc. 2023 Stock Incentive Plan, as amended and in effect from time to time (the “2023 Plan”, and together with the 2021 Plan, the “Plans” and each individually, a “Plan”).

Name of recipient (the “Recipient”):	INSERT
Reference Date	December 31, 2023
Reference Percentage	INSERT
Date of execution (the “Execution Date”)	INSERT, 2024
Date of initial grant of Restricted Stock under this Agreement (the “Initial Grant Date”):	INSERT, 2024
Type of Restricted Stock granted pursuant to this Agreement:	Common Shares
Number of Shares of such type of Restricted Stock granted pursuant to this Agreement:	The aggregate of (a) INSERT Common Shares (the “Reference Date Stock”) plus (b) the June 2024 Stock (as defined in Section 1(c) of this Agreement) plus (c) the BDP Stock (as defined in Section 1(d) of this Agreement) plus (d) the ADP Stock (as defined in Section 1(e) of this Agreement).
Consideration payable for shares of Restricted Stock, if any:	$0.00
Vesting Schedule:

33% of the Reference Date Stock and the June 2024 Stock granted under this Agreement will vest on June 1, 2024; 33% of the Reference Date Stock and the June 2024 Stock granted under this Agreement will vest on June 1, 2025; and 34% of the Reference Date Stock and the June 2024 Stock granted under this Agreement will vest on June 1, 2026.

33% of the BDP Stock and the ADP Stock granted under this Agreement will vest on the one-year anniversary of each applicable Grant Date; 33% of the BDP Stock and the ADP Stock granted under this Agreement will vest on the two-year anniversary of each such Grant Date and 34% of the BDP Stock and the ADP Stock granted under this Agreement will vest on the three-year anniversary of each such Grant Date.

SOLUNA HOLDINGS, INC.

By:
Signature of Recipient	Name:
[Address]	Title:

1

SOLUNA HOLDINGS, INC.

Third Amended and Restated 2021 Stock Incentive Plan

2023 Stock Incentive Plan

Master Restricted Stock Agreement – Terms and Conditions

The Company agrees to award to the Recipient, and the Recipient agrees to accept from the Company, the number of shares of Restricted Stock set forth on the cover page hereof. If elected by the Company in its sole discretion, the Company and the Recipient agree to enter into short-form agreements referencing this Agreement on the applicable Grant Date. If elected by the Company in its sole discretion, the Company and Recipient agree to enter into short-form grant agreements referencing this Agreement on the applicable Grant Date.

1. Grants Under Plans.

(a) The Company shall issue to Recipient on the Initial Grant Date, the June 24 Grant Date (as defined below), each ADP Grant Date (as defined below), and each BDP Grant Date (as defined below) (each of the foregoing, a “Grant Date”) an award of restricted stock consisting of a number of shares of common stock specified in the table above (the “Restricted Stock”), provided that (i) Recipient has not severed all Business Relationship (as defined below) with the Company or any subsidiary prior to the respective Grant Date and (ii) there is availability under the Plans as of the respective Grant Date (any shares of Restricted Stock not issued on a Grant Date due to this clause (ii) (an “Availability Condition Date”) are referred to herein as the “Availability Condition Stock”). This award is subject to the terms and conditions of this Agreement and the Plans, which are incorporated herein by this reference. The Recipient confirms, acknowledges and agrees that a portion of the Restricted Stock (including without limitation the Reference Date Stock) is Availability Condition Stock if tested as of the Execution Date. The Company shall have the sole and absolute discretion to allocate Restricted Stock granted to Recipient between the Plans. Capitalized terms used in this Agreement but not defined herein have the respective meanings specified in the appliable Plan or in any employment or similar agreement between the Recipient and the Company or a subsidiary, as applicable.

(b) The Company shall issue to Recipient on the Initial Grant Date the Reference Date Stock (as defined on the cover page hereto).

(c) The Company shall issue to Recipient on June 1, 2024 (the “June 2024 Grant Date”) an award of restricted stock (the “June 2024 Stock”) consisting of a number of shares of common stock of the Company equal to the aggregate of (x) the Reference Percentage times the Retained Percentage (as defined below) times the sum of the Specified Issuances (as defined in Section 1(c)(i) below) and the Other Issuances (as defined in Section 1(c)(ii) below) during the period commencing on the Reference Date and ending on March 31, 2024 (the “June 2024 Calculation Date”) plus (y) the Reference Percentage of such number of shares determined pursuant to preceding clause (x).

(i) “Specified Issuances” means the common stock of the Company issued during an applicable period in connection with the Convertible Note Documents and the Preferred Stock B Documents, including without limitation as a result of any repayment, redemption, conversion or otherwise.

(ii) “Other Issuances” means the common stock of the Company issued during an applicable period that does not constitute Specified Issuances.

(d) The Company shall issue to Recipient on June 1, September 1 and/or December 1 of each year occurring during the BDP Availability Period (as defined in Section 1(d)(i) below) (each, an “Additional BDP Grant Date”; and together with the June 2024 Grant Date (as defined in Section 1(c)), the “BDP Grant Dates” and each individually, a “BDP Grant Date”) an award of restricted stock consisting of a number of shares of common stock equal to the aggregate of (x) the Reference Percentage times the Retained Percentage times the Specified Issuances during the period commencing on the first day of the first fiscal quarter ending after the BDP Calculation Date (as defined in this subsection (d) below) used to determine the most recent BDP Grant Date and ending on the last day of the fiscal quarter immediately preceding the applicable BDP Grant Date (each, an “Additional BDP Calculation Date”, and together with the June 2024 Calculation Date (as defined in Section 1(c)), the “BDP Calculation Dates” and each individually a “BPD Calculation Date”) plus (y) the Reference Percentage of such number of shares determined pursuant to preceding clause (x). The Company has the sole discretion in determining whether or not to select Additional BDP Grant Dates of September 1 and December 1 in any calendar year. All Restricted Stock issued to Recipient pursuant to this Section 1(d) is referred to herein as “BDP Stock”.

(i) “BDP Availability Period” means the period commencing on April 1, 2024 and continuing until the earliest to occur of (A) March 31, 2029, (B) the Separation Date or such other Vesting Date and (C) the date, if any, that at least eighty percent (80%) of the Board have approved as the cessation date for Recipient and all other recipients of similar award structures.

(e) The Company shall issue to Recipient on June 1, September 1 and/or December 1 of each year occurring during the ADP Availability Period (as defined in Section 1(e)(i) below) (each, an “Additional ADP Grant Date”; and together with the June 2024 Grant Date, the “ADP Grant Dates” and each individually, a “ADP Grant Date”) an award of restricted stock consisting of a number of shares of common stock equal to the aggregate of (x) the Reference Percentage times the Retained Percentage times the Other Issuances during the period commencing on the first day of the first fiscal quarter ending after the ADP Calculation Date (as defined in this subsection (e) below) used to determine the most recent ADP Grant Date and ending on the last day of the fiscal quarter immediately preceding the applicable ADP Grant Date (each, an “Additional BDP Calculation Date”, and together with the June 2024 Calculation Date (as defined in Section 1(c), the “ADP Calculation Dates” and each individually a “ADP Calculation Date”) plus (y) the Reference Percentage of such number of shares determined pursuant to preceding clause (x). The Company has the sole discretion in determining whether or not to select Additional ADP Grant Dates of September 1 and December 1 in any calendar year. All restricted stock issued to Recipient pursuant to this Section 1(e) is referred to herein as “ADP Stock”.

(i) “ADP Availability Period” means the period commencing on April 1, 2024 and continuing until the earliest to occur of (A) March 31, 2029, (B) the Separation Date or such other Vesting Date and (C) the date, if any, that at least eighty percent (80%) of the Board have approved as the cessation date for Recipient and all other recipients of similar award structures.

(f) The Company shall issue Availability Condition Stock to Recipient on the first Grant Date to occur after an Availability Condition Date for which there is availability under the Plans and the Recipient has not severed all Business Relationship with the Company or any subsidiary prior to such Grant Date.

2. Vesting.

(a) Vesting Schedule. If the Recipient has maintained continuously a Business Relationship through each date specified on the cover page hereof, a portion of the Restricted Stock shall vest on such date in such amounts as are set forth on the cover page hereof. Except as specifically provided in Section 2(b) below, if the Recipient’s Business Relationship is terminated by the Company, a subsidiary or by the Recipient for any reason, whether voluntarily or involuntarily, no additional shares of Restricted Stock shall become vested under any circumstances with respect to the Recipient after such date (such applicable date, the “Separation Date”). For the avoidance of doubt, no shares of Restricted Stock will be granted under this Agreement after the Separation Date. Any determination under this Agreement as to Business Relationship status or other matters referred to above shall be made in good faith by the Committee, whose decision shall be final and binding on all parties.

(b) Acceleration. Notwithstanding the other sections of this Section 2, if there is a Change in Control, then that portion of any preferred stock award and this award that would not cause the excise tax under Code Section 4999 to be imposed on Recipient, determined after adding all other “parachute payments” (within the meaning of Section 4999) payable to Executive would become 100% vested and shares will be delivered to Executive within sixty (60) days of the Change in Control. The value of the award (or the value of the acceleration of its vesting or payment, as the case may be) that would vest in accordance with the preceding sentence shall be allocated proportionately between such preferred stock award, if any, and this award.

3. Restrictions on Transfer. The Recipient shall not sell, assign, transfer, pledge, encumber or dispose of all or any of his or her unvested shares of Restricted Stock.

4. Rights as a Stockholder. The Recipient shall have all rights as a stockholder of the Company as provided in Section 6(c) of the Plan with respect to the Restricted Stock granted under this Agreement no earlier than the relevant Grant Date.

5. Withholding Taxes. The Company or an employing subsidiary may withhold any and all applicable income and employment taxes required to be withheld from the Recipient in connection with the issuance or vesting of the shares of Restricted Stock to the Recipient, as provided in the Plan.

6. Compliance with Securities Act; Lock-Up Agreement. The Company shall not be obligated to issue any Shares or other securities pursuant to this Agreement unless the Shares or other securities with respect to which this Agreement applies are at that time effectively registered or exempt from registration under the Securities Act and applicable state or provincial securities laws/any applicable securities laws unless the Recipient complies with the remaining portion of this Section 6. In the event Shares or other securities shall be issued that shall not be so registered, the Recipient hereby represents, warrants and agrees that he or she will receive such Shares or other securities for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel. The Recipient further hereby agrees that as a condition to the acquisition of Shares pursuant to this Agreement, he or she will execute an agreement in a form acceptable to the Company to the effect that the Shares shall be subject to any underwriter’s lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by officers and employees of the Company, and such agreement or a successor agreement must be in full force and effect.

7. Legends. The Recipient hereby acknowledges that the stock certificate or certificates (or entries in the case of book entry form) evidencing Shares or other securities issued pursuant to this Agreement may bear a legend (or provide a restriction) setting forth the restrictions on their transferability described in Section 6 hereof, if such restrictions are then in effect.

8. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Recipient consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

9. Company Policies. This award shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time, in accordance with applicable law.

10. Provision of Documentation to Recipient. By signing the cover page of this Agreement, the Recipient acknowledges receipt of a copy of this entire Agreement, a copy of the Plan and a copy of the Plan’s related prospectus.

11. Effect upon Employment and Performance of Services. Nothing in this Agreement or the Plan shall be construed to impose any obligation upon the Company or any subsidiary to employ or utilize the services of the Recipient or to retain the Recipient in its employ or to engage or retain the services of the Recipient.

12. Section 409A of the Internal Revenue Code. The award of the shares of Restricted Stock hereunder is intended to be exempt from or in compliance with the requirements of Code Section 409A so as to avoid the potential adverse tax consequences to the Recipient of Code Section 409A, and the Committee may make such modifications to this Agreement as it deems necessary or advisable to avoid such adverse tax consequences. Notwithstanding any provision herein or in the applicable Plan to the contrary, the Recipient acknowledges that the Recipient will be solely responsible for any and all tax liabilities payable by the Recipient in connection with the Recipient’s acquisition of the Restricted Stock. The Company (a) makes no representation or undertaking regarding the application of any income tax, social insurance, payroll tax or other tax-related obligations (“Tax-Related Items”) in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares underlying the Restricted Stock and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Recipient’s liability for any Tax-Related Items.

13. Nature of Award. By accepting this award, the Recipient acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and this Agreement;

(b) the grant of this award is voluntary and occasional and does not create any contractual or other right to receive future awards under the Plan or benefits in lieu of Plan awards, even if Plan awards have been granted in the past;

(c) all decisions with respect to future Plan awards will be at the sole discretion of the Committee;

(d) he or she is voluntarily participating in the Plan;

(e) the future value of Shares is unknown and cannot be predicted with certainty;

(f) if the Recipient resides and/or works outside the United States, the following additional provisions shall apply:

(i) any Shares acquired under the Plan do not replace any pension or retirement rights or compensation;

(ii) any Shares acquired under the Plan do not constitute compensation of any kind for services of any kind rendered to the Company and/or any subsidiary thereof and are outside the scope of the Recipient’s employment contract, if any;

(iii) any Shares acquired under the Plan are not part of normal or expected compensation or salary, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, service awards, pension or retirement or welfare benefits or similar payments unless such other arrangement explicitly provides to the contrary;

(iv) no claim or entitlement to compensation or damages shall arise from forfeiture of any Shares under this award resulting from a termination of the Business Relationship for any reason and in consideration of the grant of this award, the Recipient irrevocably agrees never to institute a claim against the Company and/or any subsidiary, waives his or her ability to bring such claim and releases the Company and/or its subsidiaries from any claim; if, notwithstanding the foregoing, such claim is allowed by a court of competent jurisdiction, then by accepting this award, the Recipient is deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(v) neither the Company nor any subsidiary shall be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States dollar that may affect the value of the award or any amounts due pursuant to the award or the subsequent sale of any Shares acquired upon settlement.

14. Certain Definitions.

(a) “ADP” is the acronym for additional dilution protection.

(b) “BDP” is the acronym for base dilution protection.

(c) “Business Relationship” means service to the Company or its subsidiaries in the capacity of an employee, officer, director, consultant or advisor, unless specified otherwise in a written agreement between the Recipient and the Company or a subsidiary. For purposes hereof, a Business Relationship shall not be considered as having terminated during any military leave, sick leave or other leave of absence if approved in writing by the Company (or a subsidiary) and if such written approval, or applicable law, contractually obligates the Company (or the subsidiary) to continue the Business Relationship of the Recipient after the approved period of absence.

(d) “Cause” means that Recipient is determined by the administrator of the Plan (the “Administrator”) to have committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company or any of its subsidiaries or because Recipient has made any unauthorized disclosure of any of the secrets or confidential information of the Company or any of its subsidiaries. The preceding notwithstanding, if the Recipient has a written employment, consulting, severance or similar agreement with the Company that defines the term “cause”, then the definition(s) of such term in such agreement shall control for purposes of this Agreement. The Administrator may also determine that a Recipient’s termination was for Cause retroactively if the Administrator determines after the date of termination that grounds for termination for Cause existed at the time of termination. The determination as to whether a Recipient termination was for Cause shall be made in good faith by the Company and shall be final and binding on the Recipient.

(e) “Change in Control” means (a) a merger or consolidation in which securities constituting more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons that do not own more than 50% of the combined voting power of the Company’s securities immediately prior to such transaction, or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets to a non-affiliate of the Company.

(f) “Convertible Note Documents” means, collectively, the Securities Purchase Agreement, dated October 20, 2021, by and among the Company and the investors party thereto, as amended, and the related transaction documents, as amended.

(g) “Disability” means Recipient’s inability to perform the essential duties, responsibilities and functions of Recipient’s position with the Company for a continuous period of ninety (90) days as a result of any mental or physical disability or incapacity, with or without reasonable accommodation, all as determined by the Administrator in its reasonable discretion.

(h) “Preferred Stock B Documents” means, collectively, the Securities Purchase Agreement dated December 5, 2022 entered into among the Company and the investors party thereto, as amended, and the related transaction documents, as amended.

(i) “Retained Percentage” means, as of any date of determination, the result (expressed in the terms of a percentage) of (a) the total number of shares of Restricted Stock vested on or prior to such date that are still owned by Recipient on such date divided by (b) the total number of shares of Restricted Stock vested on or prior to such date.

15. Miscellaneous.

(a) Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. Except as set forth in the immediately following sentence, this Agreement may be modified, amended or rescinded only by a written agreement executed by both parties’ signatories to this Agreement. Amendments and modifications of Section 1(d) and Section 1(e) of this Agreement may be effected by a written agreement executed only by the Company and only after approval of 80% of the Board. In the event of a conflict between the terms of this Agreement and the applicable Plan, the terms of the applicable Plan shall control. In the event of a conflict between the terms of the applicable Plan and an employment or similar agreement the specific terms of which relate to this award, the terms of the employment or similar agreement shall control.

(b) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth herein.

(d) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada without giving effect to the principles of the conflicts of laws thereof.

(e) Construction. This Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Agreement, the Plan shall control. The titles of the sections of this Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include all genders; the singular shall include the plural and the plural the singular unless the context otherwise requires.

(f) Data Privacy. By entering into this Agreement and except as otherwise provided in any data transfer agreement entered into by the Company, the Recipient: (i) authorizes the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company such information and data as the Company shall request in order to facilitate the issuance of Restricted Stock and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form. For purposes of this Section 15(f), the term “Company” refers to the Company, its subsidiaries and any other affiliate.

(g) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Recipient, to the address set forth on the cover page hereof or at the address shown on the records of the Company, and if to the Company, to the Company’s principal offices, attention of the Corporate Secretary.